Exhibit 99.8
CONSENT OF NOMINEE FOR DIRECTOR
     I hereby consent to being named as a person who will become a director of Buckeye GP LLC, a Delaware limited liability company and the general partner of Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-4 to be filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”), to the disclosure under the caption “Directors and Executive Officers of the Partnership GP Following the Merger” in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.
Date: July 13, 2010

/s/ Martin A. White
Martin A. White